EXHIBITS 5.1

PEARLMAN LAW GROUP LLP Attorneys-at-Law 200 South Andrews Avenue, Suite 901 Fort Lauderdale, Florida 33301 (954) 880-9484

August 15, 2019

cbdMD, Inc.
4521 Sharon Road, Suite 450
Charlotte, NC 28211

Re:
Registration statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the registration statement on Form S-8 (the “Registration Statement”) of cbdMD, Inc., a North Carolina corporation formerly known as Level Brands, Inc. (the “Company”), under the Securities Act of 1933, as amended, for the registration 902,989 shares of common stock, par value $0.001, issuable pursuant to the Company’s 2015 Equity Compensation Plan (the “Plan”). The common stock issuable pursuant to the Plan is referred to herein as the “Shares.”

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.  In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.  As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

We are members of the Bar of the State of Florida. With respect to the matters of the laws of the Business Corporation Act of the State of North Carolina, we have relied without independent investigation upon the opinion dated August 15, 2019 of the Law Offices of Jason H. Scott, special North Carolina counsel to the Company, filed as Exhibit 5.2 to the Registration Statement, and our opinions set forth herein, insofar as they may be affected by matters of the laws of the State of North Carolina, are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of the Law Offices of Jason H. Scott. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and upon the issuance of the Shares as provided in the Plan, the Shares will be validly issued, fully paid and nonassessable.

No portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. We further consent to your filing a copy of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pearlman Law Group LLP
PEARLMAN LAW GROUP LLP